SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

January 13, 2004

Date of Report

(Date of earliest event reported)

TeleCommunication Systems, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-30821	52-1526369

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 West Street, Annapolis, Maryland 21401

(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (410) 263-7616

N/A

(Former Name or Former Address, if Changed Since Last Report)

Explanatory Note

     TeleCommunication Systems, Inc. hereby amends its Current Report on Form 8-K, filed January 23, 2004 to include the required historical and pro forma financial information.

Item 7. Financial Statements and Exhibits.

     (a) Financial Statements of Business Acquired.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders

Aether Systems, Inc.:

We have audited the accompanying consolidated balance sheets of Enterprise Mobility Solutions (a division of Aether Systems, Inc.) (“EMS”) as of December 31, 2002 and 2003, and the related consolidated statements of operations and comprehensive loss, division equity and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of Sila Communications Limited, a majority-owned subsidiary during 2001, which statements reflect total revenues constituting 18% of the related consolidated total revenues in 2001. Those statements were audited by other auditors whose report has been furnished to us, and our opinion insofar as it relates to the amounts included for Sila Communications Limited, is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EMS as of December 31, 2002 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 2 to the consolidated financial statements, EMS changed its method of accounting for intangible assets with the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets” in 2002.

/s/ KPMG LLP

McLean, Virginia

March 26, 2004

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

Sila Communications Limited

We have audited the consolidated statements of operations, shareholders’ equity and cash flows of Sila Communications Limited for the year ended December 31, 2001 (not separately presented herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and consolidated cash flows of Sila Communications Limited for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

London, England

February 5, 2002

ENTERPRISE MOBILITY SOLUTIONS
(A DIVISION OF AETHER SYSTEMS, INC.)
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	DECEMBER 31,
	2002	2003
ASSETS
Current assets:
Cash	$3,442	$1,882
Trade accounts receivable, net of allowance for doubtful accounts of $3,045 and $2,149 at December 31, 2002 and 2003, respectively	8,838	7,648
Inventory, net of reserve for inventory obsolescence of $3,928 and $305 at December 31, 2002 and 2003, respectively	3,667	886
Prepaid expenses and other assets (current)	1,124	1,471

Total current assets	17,071	11,887
Property and equipment, net	10,011	1,652
Intangibles, net	1,170	—
Other assets (noncurrent), net	225	30

	$28,477	$13,569

LIABILITIES AND DIVISION EQUITY
Current liabilities:
Accounts payable	$1,404	$2,349
Accrued expenses	8,036	3,257
Accrued employee compensation and benefits	2,511	1,150
Deferred revenue	3,596	2,914

Total current liabilities	15,547	9,670
Other liabilities	147	17

Total liabilities	15,694	9,687
Commitments and Contingencies
Division equity:
Division equity	9,061	52
Foreign currency translation adjustment	3,722	3,830

Total division equity	12,783	3,882

Total liabilities and division equity	$28,477	$13,569

See accompanying notes to consolidated financial statements.

ENTERPRISE MOBILITY SOLUTIONS
(A DIVISION OF AETHER SYSTEMS, INC.)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(IN THOUSANDS)

	YEAR ENDED DECEMBER 31,
	2001	2002	2003
Subscriber revenue	$33,473	$38,282	$43,772
Engineering services revenue	7,860	3,192	152
Software and related services revenue	14,462	4,862	2,945
Device sales	16,754	10,876	6,235

Total revenue	72,549	57,212	53,104
Cost of subscriber revenue	20,271	24,268	26,641
Cost of engineering services revenue	3,645	1,509	39
Cost of software and related services revenue	3,643	1,960	741
Cost of device sales	31,608	10,045	5,444

Total cost of revenue	59,167	37,782	32,865

Gross profit	13,382	19,430	20,239

Operating expenses:
Research and development (exclusive of option and warrant expense)	49,551	16,010	5,592
General and administrative (exclusive of option and warrant expense)	38,344	17,950	12,143
Selling and marketing (exclusive of option and warrant expense)	47,204	17,910	4,879
Corporate allocation	24,641	11,224	7,719
Depreciation and amortization	140,364	24,983	6,283
Option and warrant expense:
Research and development	5,544	2,383	247
General and administrative	2,896	534	203
Selling and marketing	1,279	493	181
Impairment of intangibles and other assets	1,042,467	35,879	629
Restructuring charge	43,236	36,041	5,785
Loss on disposal of assets	—	—	272

Operating loss	(1,382,144)	(143,977)	(23,694)
Other income (expense):
Interest income	359	188	98
Interest expense	(910)	(3)	—
Minority interest	63,809	(45)	—
Other income – escrow settlement	—	2,272	—

Loss before income taxes and cumulative effect of change in accounting principle	(1,318,886)	(141,565)	(23,596)
Income tax (provision)/ benefit	10,694	(83)	(75)

Loss before cumulative effect of change in accounting principle	(1,308,192)	(141,648)	(23,671)
Cumulative effect of change in accounting principle relating to adoption of SFAS No. 142	—	(95,430)	—

Net loss	$(1,308,192)	$(237,078)	$(23,671)
Other comprehensive loss:
Foreign currency translation adjustment	600	3,235	108

Comprehensive loss	$(1,307,592)	$(233,843)	$(23,563)

See accompanying notes to consolidated financial statements.

ENTERPRISE MOBILITY SOLUTIONS
(A DIVISION OF AETHER SYSTEMS, INC.)
CONSOLIDATED STATEMENTS OF DIVISION EQUITY
(DOLLARS IN THOUSANDS)

		FOREIGN
		CURRENCY
	DIVISION	TRANSLATION
	EQUITY	ADJUSTMENT	TOTAL
Balance at December 31, 2000	$1,228,570	$(113)	$1,228,457
Intercompany transfers, net	263,502	—	263,502
Foreign currency translation	—	600	600
Net loss	(1,308,192)	—	(1,308,192)

Balance at December 31, 2001	$183,880	$487	$184,367

Intercompany transfers, net	62,259	—	62,259
Foreign currency translation	—	3,235	3,235
Net loss	(237,078)	—	(237,078)

Balance at December 31, 2002	$9,061	$3,722	$12,783

Intercompany transfers, net	14,662	—	14,662
Foreign currency translation	—	108	108
Net loss	(23,671)	—	(23,671)

Balance at December 31, 2003	$52	$3,830	$3,882

See accompanying notes to consolidated financial statements.

ENTERPRISE MOBILITY SOLUTIONS
(A DIVISION OF AETHER SYSTEMS, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)

	YEAR ENDED DECEMBER 31,
	2001	2002	2003
Cash flows from operating activities:
Net loss	$(1,308,192)	(237,078)	$(23,671)
Adjustments to reconcile net loss to net cash used by operating activities:
Cumulative effect of change in accounting principle	—	95,430	—
Depreciation and amortization	140,364	24,983	6,283
Provision for doubtful accounts	6,972	1,081	97
Provision (recovery) for inventory obsolescence	14,381	—	(125)
Option and warrant expense	9,719	3,410	631
Minority interest	(63,809)	45	—
Deferred income tax benefit	(10,694)	—	—
Impairment of intangibles and other assets	1,042,467	35,879	629
Loss on disposal of assets	—	—	272
Changes in assets and liabilities, net of acquired assets and liabilities:
Decrease in trade accounts receivable	732	1,212	1,093
(Increase) decrease in inventory	(16,355)	9,087	2,867
Decrease in prepaid expenses and other assets	2,229	14,063	225
Increase (decrease) in accounts payable	(1,951)	(1,574)	945
Decrease in accrued expenses and accrued employee compensation and benefits	(18,338)	(11,231)	(4,940)
Increase (decrease) in other long term liabilities	—	6,575	(115)
Increase in deferred revenue	(41)	(1,569)	(682)

Net cash used by operating activities	(202,516)	(59,687)	(16,491)

Cash flows used by investing activities:
Acquisitions, net of cash acquired	(27,136)	(477)	—
Purchases of property and equipment	(26,734)	(1,257)	(363)
Proceeds from sale of property and equipment	—	—	1,381
Increase in other intangible assets	(4,259)	—	(103)
Increase in other assets	(1,630)	—	—

Net cash provided by (used in) investing activities	(59,759)	(1,734)	915

Cash flows provided by financing activities:
Net transfers from parent	253,983	58,849	14,031
Repayment of notes payable	(486)	(64)	(15)
Contributions from minority shareholder of a subsidiary	8,227	—	—

Net cash provided by financing activities	261,724	58,785	14,016

Net decrease in cash and cash equivalents	(551)	(2,636)	(1,560)
Cash and cash equivalents, at beginning of period	6,629	6,078	3,442

Cash and cash equivalents, at end of period	$6,078	$3,442	$1,882

Supplemental disclosure of non-cash investing and financing activities:

In June 2001, Aether acquired certain completed technology from SmartPoint, Inc. in exchange for 70,852 shares of the Aether’s common stock. The value of the common stock of $1,000 was allocated to the fair value of the assets purchased with a corresponding increase in division equity on EMS.

In July 2001, EMS transferred approximately $1,200 of trade receivables to Aether, with an offset to division equity on EMS.

In connection with the agreement with America Online Inc. (“AOL”), EMS accrued $2,500 as of December 31, 2001 for the remaining portion of a license payment due to AOL. Such amount was allocated to the fair value of the assets purchased. In 2002, this liability was written off in connection with the termination of the agreement with AOL.

See accompanying notes to consolidated financial statements.

ENTERPRISE MOBILITY SOLUTIONS
(A DIVISION OF AETHER SYSTEMS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION AND DESCRIPTION OF THE BUSINESS

     Enterprise Mobility Systems (“EMS”) is a division of Aether Systems, Inc. (“Aether”) and provides the services, software and support necessary for businesses to extend existing and future applications from the desktop to almost all currently available personal digital assistant (PDA) operating systems and their respective wireless devices. EMS develops, deploys and manages wireless solutions built on industry standard technology and backed by its expertise in wireless hosting, software and services.

     Historically, EMS has suffered significant operating losses and is dependent on contributions from its parent, Aether, in order to meet its operating and capital requirements.

     On January 13, 2004, Aether completed the sale of EMS to TeleCommunication Systems, Inc. (“TCS”). Pursuant to the purchase agreement, as amended, Aether received $19 million for EMS, consisting of $18 million in cash and a note in the principal amount of $1 million due in August 2004. The consideration received by Aether from TCS is subject to a post-closing working capital adjustment. In addition, Aether received 204,020 shares of TCS Class A common stock valued as of closing at approximately $1 million as consideration for the estimated $1 million in cash held in accounts maintained by the European operations of EMS. This amount is subject to adjustment based on a post closing review of the actual cash retained by the European operations.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of EMS and its wholly-owned international subsidiary (“Aether-UK”). All significant intercompany transactions and balances have been eliminated in consolidation. Prior to December 2002, Aether-UK was owned 40% by Reuters PLC (“Reuters”) and was named Sila Communications Limited (“Sila”). In December 2002, EMS purchased the remaining 40%. Minority interest in 2001 and 2002 consists of Reuters’ ownership interest in Sila during those periods.

(b) BASIS OF PRESENTATION

Certain corporate overhead expenses have been allocated to EMS as a corporate allocation. These overhead charges include personnel costs for support organizations such as accounting, finance, human resources, legal, procurement, security, investor relations and senior management. They also include non-personnel costs such as insurance, professional fees and other costs of operating a public company. The corporate overhead charges were allocated to the EMS division based upon that division’s percentage of revenue relative to Aether’s consolidated revenue. Management believes the basis of the allocations is reasonable.

Certain corporate non-operating transactions of Aether have not been allocated to EMS. These items include interest income on Aether’s cash and cash equivalents, interest expense and gains on early retirement of Aether’s 6% convertible notes. Only interest income and interest expense directly attributable to EMS have been included in the EMS consolidated financial statements.

Aether sponsors two defined contribution plans under Section 401(k) of the Internal Revenue Code that provide for voluntary employee contributions of 1 to 15 percent of compensation for substantially all employees. Aether contributed approximately $895,000, $668,000 and $290,000 on behalf of the employees of EMS to the plans for the years ended December 31, 2001, 2002 and 2003, respectively. Such amounts have been recorded as operating expenses in the accompanying consolidating statement of operations.

(c) CASH AND CASH EQUIVALENTS

For the purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

(d) REVENUE RECOGNITION

EMS derives revenue from four sources (i) subscriber revenue (ii) engineering services (iii) software and related services, and (iv) device sales. As described below, significant management judgments and estimates must be made and used in connection with the revenue recognized in any accounting period.

i.) Subscriber Revenue

EMS derives subscriber revenue from the provision of real-time access to business information integrated into existing wireless communication platforms. For all sales, EMS obtains signed binding contracts with its subscribers. EMS’s contracts with wireless data subscribers are generally for a one-year period and include a termination penalty if cancelled by the subscriber before the initial period expires. These contracts are generally renewable at the option of the subscriber for additional periods or otherwise continue on a monthly basis until cancelled by the subscriber. EMS recognizes subscriber revenue on a monthly basis as the service is provided. Activation fees are deferred and recognized ratably over the expected life of the customer relationship.

ii.) Engineering Services Revenue

Engineering services revenue is derived from the provision of wireless integration consulting under time-and-materials and fixed-fee contracts. Revenue on time-and-materials contracts is recognized as time is spent at hourly rates, which are negotiated with the customer. Revenue on fixed-fee contracts is recognized on the percentage-of-completion method based on costs incurred in relation to total estimated costs. Anticipated contract losses are recognized as soon as they become known and estimable.

iii.) Software and Related Services Revenue

Software and related services revenues are generated from licensing software and providing services, including maintenance and technical support, training and consulting. Software revenue consists of fees for licenses of EMS’s software products. EMS recognizes revenue when the license agreement is signed, the license fee is fixed and determinable, delivery of the software has occurred, and collectibility of the fees is considered probable. At the time of the transaction, EMS assesses whether the fee associated with its revenue transactions is fixed and determinable and whether or not collection is reasonably assured. If a significant portion of a fee is due after the normal payment term, EMS accounts for the fee as not being fixed and determinable. In these cases, EMS recognizes revenue as the fees become due. EMS assesses collection based on a number of factors, including past transaction history with the customer and credit worthiness of the customer. EMS does not request collateral from its customers. If EMS determines that collection of a fee is not reasonably assured, it defers the fee and recognizes revenue at the time it becomes reasonably assured, which is generally upon receipt of cash.

Revenue from licensing software that requires significant customization and modification is recognized using the percentage of completion method, based on the hours incurred in relation to the total estimated hours. Service revenues consist principally of maintenance and technical support, which consists of unspecified when-and-if available product updates and customer telephone support services and are recognized ratably over the term of the service period. Other service revenues are recognized as the related services are provided. In situations where EMS hosts the software and the customer has the option to take possession of the software at any time during the hosting period without significant penalty and it believes it is feasible for the customer to either run the software on its own hardware or contract with another party unrelated to EMS to host the software, the software element is accounted for in accordance with SOP 97-2. Otherwise, such amounts are recognized ratably over the hosting period.

iv.) Device Revenue

EMS derives device revenue from the sale of wireless devices used to provide its services. Revenue for device sales is recognized upon delivery.

v.) Revenue from Multiple Element Arrangements

For arrangements with multiple elements, EMS allocates revenue to each component of the arrangement using the residual value method. This means that EMS defers revenue from the total fees associated with the arrangement equivalent to the fair value of the element(s) of the arrangement that has not yet been delivered. The fair value of any undelivered elements is established by using historical evidence specific to EMS.

vi.) Revenue from Related Parties

EMS has derived revenue from products and services sold to companies that EMS’s parent company, Aether, has made strategic investments in (related parties). Consideration from these transactions is allocated between Aether’s investment and the EMS revenue recognized based on the relative fair value of the products and services sold and the investment received. Aether has determined the fair value of the investments based on the fact that Aether’s investments were made in participation with other unrelated financial investors at the same price per share as the other investors. Aether’s investment policy generally limits Aether’s investments to companies that have completed at least two rounds of financing and generally requires that an unrelated investor lead the round of financing that Aether participates in. Aether has estimated the fair value of products and services sold based on comparable sales transactions to other unrelated companies. Sales to related parties were $11.4 million, $1.6 million, and $800,000 for the years ended December 31, 2001, 2002, and 2003, respectively. If Aether estimated fair values of the products and services differently, the amount of revenue recognized may have differed materially from that reported.

(e) COST OF REVENUES

Cost of subscriber revenue consists primarily of airtime costs, financial data costs, and securities and market exchange fees and excludes depreciation on and operating costs of EMS’s network operations centers and certain costs of customer fulfillment and customer care. Cost of engineering services revenue consists of cash compensation and related costs for engineering personnel and materials. Cost of software and related services revenue consists of third party royalties and personnel costs related to the cost of maintenance, consulting and support. Cost of device sales consists primarily of the cost of the device and is expensed when delivery occurs.

(f) FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of EMS’s financial instruments, which include cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair value due to the relatively short duration of the instruments.

(g) CONCENTRATION OF RISK

Financial instruments which potentially subject EMS to credit risk consist primarily of trade receivables. EMS extends credit to customers on an unsecured basis in the normal course of business. A portion of EMS’s customer base includes small companies with limited resources and cash flow. EMS’s policy is to perform an analysis of the recoverability of its trade accounts receivable at the end of each reporting period and to establish allowances for those accounts considered uncollectible. EMS analyzes historical bad debts, customer concentrations, customer credit-worthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. As a result, EMS recorded bad debt expense of $7.0 million, $1.1 million and $97,000 during the years ended December 31, 2001, 2002 and 2003, respectively.

During 2003, EMS generated approximately 10% of its revenue from one customer. The accounts receivable balance from that customer as of December 31, 2003 was approximately $900,000.

EMS purchases airtime, hardware and software for its Blackberry product from Research in Motion, Inc. (RIM). For the years ended December 31, 2001, 2002 and 2003, EMS purchased goods and services from RIM of approximately $33.9 million, $18.5 million and $24.6 million, respectively. As of December 31, 2002 and 2003, EMS had accounts payable and accrued expenses of $3.8 and $1.8 million, respectively, to RIM. During 2003, EMS negotiated a reduction in its liability to RIM. As a result, EMS reversed $2.7 million of liabilities, of which $1.5 million was recorded as a decrease to the cost of subscriber sales and $1.2 million was recorded as a reduction to the impairment of intangibles and other assets. The $1.2 million was originally assigned to certain contractual rights under EMS’s contract with RIM during 2000. The amount assigned with these contractual rights had never been paid by EMS. Due to a dispute with RIM, EMS had taken an impairment charge for these contractual rights during 2001.

RIM sells EMS the subscriber devices that it resells to the Blackberry by Aether customers and certain of EMS’s other data service customers. According to press reports and RIM news releases, in 2003, a federal district court awarded substantial money damages against RIM and granted (and then immediately stayed, pending appeal) an injunction against RIM that would prohibit RIM from selling various Blackberry devices, software or services, in the United States. The case involves claims that RIM’s BlackBerry technology infringes the patents of another company, NTP, Inc. RIM has said it is appealing this decision, and the U.S. Patent and Trademark Office (“PTO”) is reexamining the validity of certain of NTP’s patent claims. EMS cannot assess the likelihood that RIM will succeed in any appeal or that the PTO will narrow or find any of these patent claims invalid, or that RIM will be able to negotiate a license with the company that holds the patents at issue. Ultimately, RIM might be prohibited from selling Blackberry devices or might raise its prices to offset licensing fees or damage payments. Either result could have a negative impact upon EMS’s revenues and earnings. This litigation is not presently having an impact on EMS’s business. EMS is also are aware of one other company (in addition to NTP, Inc.) that has claimed that the RIM subscriber devices EMS resells may infringe its patent rights. RIM has filed suit against this company, disputing any such claims.

(h) INVENTORY

Inventory, net of allowance for obsolete and slow-moving inventory, consists of finished goods such as handheld computers, pagers, wireless modems, and accessories and is stated at the lower of cost or market. Cost is determined using a standard costing method, which approximates the first-in, first-out method. EMS’s inventory is subject to rapid technological changes that could have an adverse impact on its realization in future periods. In addition, there are a limited number of suppliers of EMS’s inventory. During 2001, EMS recorded an impairment charge of approximately $14.4 million to reduce the carrying value of its inventory due to obsolescence and excess inventory. EMS estimated the reduction in inventory value based on consideration of the following: (1) quantities and composition of inventory held; (2) sales prices of competing vendors; (3) projected unit sales and unit pricing over subsequent periods; and, (4) evaluation of remaining inventory purchase commitments.

(i) PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. The costs of leasehold improvements are capitalized and amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

(j) GOODWILL

Goodwill represents the excess of costs over the fair value of assets of businesses acquired. EMS adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”, as of January 1, 2002. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets".

In connection with SFAS No. 142’s transitional goodwill impairment evaluation, the Statement required EMS to perform an assessment of whether there was an indication that goodwill is impaired as of the date of adoption. To accomplish this, EMS was required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of January 1, 2002. EMS was required to determine the fair value and compare it to the carrying amount within six months of January 1, 2002. To the extent the carrying amount exceeded the fair value, EMS would be required to perform the second step of the transitional impairment test, as this is an indication that goodwill may be impaired. The second step was required for EMS. In this step, EMS compared its implied fair value with the carrying amount of its goodwill, both of which were measured as of the date of adoption. The implied fair value of goodwill was determined by allocating the fair value of EMS to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS No. 141, “Business Combinations”. The residual fair value after this allocation was the implied fair value of the reporting unit goodwill. As a result of this evaluation, EMS recorded an impairment charge of $95.4 million, which was recorded as cumulative effect of change in accounting principle in the accompanying consolidated statements of operations.

SFAS No. 142 also requires that EMS repeat the two-step impairment analysis each year, beginning with a recurring annual measurement date chosen in 2002. EMS chose September 30, 2002 to be 2002’s measurement date. The September 30, 2002 review resulted in an additional impairment charge of $6.0 million, which was recorded as impairment of intangibles in the accompanying consolidated statements of operations. In each calculation, EMS, with the assistance of a third party appraiser, arrived at the implied fair value of goodwill using a discounted cash flow methodology. As a result of the September 30, 2002 review, all goodwill of EMS had been written off and further reviews are not required.

Prior to the adoption of SFAS No. 142, goodwill was amortized on a straight-line basis over the expected periods to be benefited, which ranged from three to seven years, and assessed for recoverability by determining whether the amortization of the goodwill balance over its remaining life could be recovered through undiscounted future operating cash flows of the acquired operation. All other intangible assets were amortized on a straight-line basis from two to seven years. The amount of goodwill and other intangible asset impairment, if any, was measured in accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” The measurement was based on projected discounted future operating cash flows using a discount rate reflecting EMS’s average cost of funds. In 2001, EMS performed an impairment review in accordance with SFAS No. 121 and, as a result, EMS recorded impairment charges of approximately $1.042 billion, which represents the difference between the carrying value and fair value of the goodwill and other intangible assets.

The following table shows what net income would have been in all periods presented exclusive of amortization expense recognized in those periods related to goodwill and assembled workforce (both of which are no longer amortized under the provisions of SFAS No. 142):

(amounts in thousands)	2001
Net loss as reported	(1,308,192)
Add back:
Amortization of goodwill	110,002
Amortization of assembled work force	2,794

Adjusted net loss	(1,195,396)

(k) INTANGIBLES AND RECOVERY OF LONG-LIVED ASSETS

Identifiable intangible assets consist of completed technology, trademarks, and acquired subscribers and are amortized on a straight-line basis over two to seven years.

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale; and broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. EMS adopted SFAS No. 144 on January 1, 2002.

In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

During 2002 and 2003, EMS assessed the fair value of certain of its long-lived assets, including software, computer equipment, other tangible assets and identifiable intangible assets obtained in connection with acquisitions. This assessment resulted in an impairment charge of $29.9 million in 2002 and $1.8 million in 2003, which is recorded in impairment of intangibles and other assets in the accompanying consolidated statements of operations. EMS, with the assistance of third party appraisers, determined the fair value of these assets based on a combination of quoted market prices and a cost approach methodology.

Prior to the adoption of SFAS No. 144, EMS accounted for long-lived assets in accordance with SFAS No. 121, “Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.”

(l) STOCK OPTIONS AND WARRANTS

EMS accounts for equity-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations including FIN 44. Under APB No. 25, compensation expense is based upon the difference, if any, on the date of grant, between the fair value of Aether’s stock and the exercise price. Options are generally granted at an exercise price equal to the fair value of the common stock on the grant date. Aether has historically granted options to substantially all of its employees and the employees of EMS. All equity-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123, “Accounting for Stock Based Compensation”. SFAS No. 123 established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, Aether has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 123, as amended by SFAS No. 198. The following table illustrates the effect on net income if the fair-value-based method had been applied to all outstanding and unvested awards in each period:

	Year Ended December 31,
	2001	2002	2003
Net loss as reported	$(1,308,192)	$(237,078)	$(23,671)
Add stock-based employee compensation expense included in reported net loss	9,719	3,410	631
Deduct total stock-based employee compensation expense determined under fair-value-based method for all rewards	(24,614)	(20,402)	(10,781)

Pro forma net loss	$(1,323,087)	$(254,070)	$(33,821)

(m) RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred.

(n) ADVERTISING EXPENSE

Advertising costs are expensed as incurred. Production costs for advertising are expensed the first time the related advertisement takes place. Advertising expense was approximately $11.4 million, $7.0 million and $0.8 million for the years ended December 31, 2001, 2002 and 2003 respectively.

(o) ESCROW SETTLEMENT, NET

Escrow settlement, net, was $2.3 million for the year ended December 31, 2002. These amounts represent an escrow settlement related to the purchase of RTS Wireless completed in November of 2000, partially offset by various expenses related to the settlement. EMS had written off the entire value of intangibles and goodwill associated with the RTS Wireless acquisition during 2001.

(p) INCOME TAXES

EMS is an entity not directly subject to income taxes. The results of EMS’s operations in the U.S. are included in Aether’s consolidated U.S. federal tax return and certain combined income tax returns. EMS’s subsidiary, Aether-UK is subject to foreign income taxes. EMS accounts for income taxes as if it was a stand alone entity.

Income taxes are recognized using the asset and liability method, in accordance with SFAS No. 109. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a tax rate change on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. In addressing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected variable income and tax planning strategies when making these assessments.

(q) USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used in accounting for, among other things, long-term contracts, allowances for uncollectible receivables, inventory obsolescence, recoverability of long-lived assets, depreciation and amortization, employee benefits, taxes and contingencies. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.

(r) OTHER COMPREHENSIVE LOSS

Comprehensive income, as defined, includes changes in equity of a business during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive income refers to revenue, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income, but excluded from net income.

For the years ended December 31, 2001, 2002 and 2003, other comprehensive loss consists of foreign currency translation losses.

(s) FOREIGN CURRENCY TRANSLATION

For operations outside the U.S. that prepare financial statements in currencies other than the U.S. dollar, results of operations and cash flows are translated at average exchange rates during the period, and assets and liabilities are translated at end-of-period exchange rates. Translation adjustments are included as a separate component of accumulated other comprehensive income (loss) in division equity.

(3) PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

		DECEMBER 31,
	ESTIMATED
	USEFUL
	LIVES	2002	2003
Furniture and fixtures	7 Years	$1,511	$252
Computer and equipment	3–5 Years	2,679	1,911
Software	3 Years	1,373	1,424
Leasehold improvements	Term of Lease	3,650	2,057
Network operations centers	3 Years	11,530	328

Total property and equipment		$20,743	$5,972
Less accumulated depreciation		(10,732)	(4,320)

Property and equipment net of accumulated depreciation		$10,011	$1,652

The decrease in property and equipment balances from 2002 to 2003 relates principally to the sale of the Arizona Network Operations Center and the impairment of identifiable intangible assets during 2003.

(4) INTANGIBLES

Intangible assets consists of the following (amounts in thousands):

	ESTIMATED	DECEMBER 31,	DECEMBER 31,
	USEFUL LIVES	2002	2003
Trademarks	5 – 7 Years	1,342	—
Acquired subscribers	3 – 7 Years	608	—
Other non-acquisition intangibles	3 – 5 Years	509	—

Total intangible assets		2,459
Less accumulated amortization		(1,289)	—

Intangible assets net of accumulated amortization		$1,170	$—

Goodwill		—	—

During 2003, EMS amortized the remaining intangible assets. The ownership of these assets did not transfer as part of the sales transaction and management of Aether does not believe that they have any future value.

(5) RESTRUCTURING CHARGES

During each of the last three years, Aether incurred restructuring charges as part of expense reduction plans focused on improving operational efficiencies and the implementation of other measures intended to reduce planned expenses. These efforts have resulted in the consolidation of excess facilities and a reduction in work force of Aether. Employee separation benefits under the restructuring plans included severance, medical, and other benefits. Facility closure costs included expected losses on subleases, brokerage commissions, asset impairment charges, contract termination costs and other costs. EMS has been allocated its proportionate share of the restructuring charges based on the specific EMS employees terminated and the specific EMS facilities closed. The outstanding liability for amounts payable under the restructuring plans have been retained by Aether.

	2001	2002	2003
Charge	$40,508	$27,156	$6,125
Adjustments	2,728	8,885	(340)

Total	$43,236	$36,041	$5,785
Positions eliminated	443	207	98
Facilities closed or consolidated	10	2	—

On January 16, 2003, Aether signed several agreements with Electronic Data Systems Corporation (EDS). Under an alliance agreement, Aether was supposed to jointly develop and market new solutions using EMS’s technology. Additionally, under a separate managed services agreement, EDS was supposed to manage Aether’s internal IT operations and customer care services for fees and specified costs. However, both agreements were subsequently terminated, resulting in EMS recording a $2.1 million restructuring charge during 2003.

(6) RELATED PARTY TRANSACTIONS

During 2001 and 2002, EMS received services from related entities including Reuters (financial data services) and AOL Time Warner, Inc. (advertising services) (“AOLTW”). These companies were considered related parties due to the fact that they were significant stockholders of Aether. For the year ended December 31, 2001, related party expense was approximately $347,000 and related exclusively to Reuters. For the year ended December 31, 2002, related party expense was $5.2 million, $4.6 million of which related to advertising services purchased from AOLTW. There was no related party expense in 2003.

EMS’s parent, Aether, entered into a series of agreements (the “Agreements”) with America Online, Inc. (“AOL”) in November 2001. The agreements included a product development and licensing agreement, a media agreement, and a common stock purchase agreement. On November 4, 2002, Aether, AOL and AOLTW (collectively the “AOL Parties”) entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) pursuant to which Aether and the AOL Parties agreed to terminate all of the Agreements with the exception of a Stock Purchase Agreement. The parties have agreed that no other amounts are due or owing to any party. Pursuant to this settlement, EMS took a charge of approximately $6.5 million to write off certain AOL related intangible assets. Such amount has been recorded in the restructuring charge for the year ended December 31, 2002.

(7) INCOME TAXES

EMS is an entity not directly subject to income taxes. The results of EMS’s operations in the U.S. are included in Aether’s consolidated U.S. federal tax return and certain combined income tax returns. EMS’s subsidiary, Aether-UK is subject to foreign income taxes. EMS accounts for income taxes as if it was a stand a lone entity

The income tax benefit for 2001 consists primarily of a foreign deferred tax benefit associated with the amortization of identifiable intangible assets acquired by Aether –UK, which have been fully amortized. The provision for income taxes of $83,000 and $75,000 for the years ended December 31, 2002 and 2003, respectively, represent a provision for income taxes of Aether UK.

(8) STOCK OPTIONS AND WARRANTS

In 1996, Aether adopted a Unit Option Plan. In September 1999, Aether adopted the 1999 Equity Incentive Plan (the Plan) to replace the Unit Option Plan. Under the Plan, Aether has the ability to grant options to acquire up to 20% of the outstanding shares of common stock to its employees, directors, and service providers. Options under the Plan generally expire after ten years and normally vest over a period of up to four years. Options are generally granted at an exercise price equal to the fair value on the grant date. Effective December 15, 2000, Aether adopted the Acquisition Incentive Plan (the 2000 Plan) to provide options or direct grants to employees and other service providers of Aether and its related companies with respect to Aether’s common stock. Aether has the ability to grant options to acquire up to an additional 5% of the outstanding shares of common stock under the 2000 Plan. All employees (except directors and officers of Aether and any eligible affiliates) are eligible for the awards under the 2000 Plan, without shareholder approval. Options are generally granted at an exercise price equal to the fair value of the common stock on the grant date. Aether has historically granted options to substantially all of its employees and the employees of EMS.

In January 2001, EMS’s employees were offered the right to exchange existing options for shares of restricted stock. In total, 251 EMS employees agreed to have their Aether options canceled in exchange for approximately 231,306 shares of restricted stock.

The per share weighted-average value of options granted by the Aether to EMS employees during 2001, 2002 and 2003 was $9.90, $3.07 and $1.99, respectively, on the date of grant using the Black-Scholes option-pricing model. The 2001 calculation used an expected option life of four years and volatility of 70 percent. The amounts calculated for 2002 and 2003 were based on an expected option life of five years and volatility of 70 percent. In addition, the calculations assumed a risk-free interest rate of 3.70 percent to 4.71 percent in 2001, 4.95 percent to 5.09 percent in 2002 and 2.46 percent to 3.25 percent in 2003. A summary of the stock option activity related to EMS employees is as follows:

	2001		2002		2003
		WEIGHTED		WEIGHTED		WEIGHTED
		AVERAGE		AVERAGE		AVERAGE
	NUMBER	EXERCISE PRICE	NUMBER	EXERCISE PRICE	NUMBER	EXERCISE PRICE
	OF SHARES	(PER SHARE)	OF SHARES	(PER SHARE)	OF SHARES	(PER SHARE)
Stock options outstanding at beginning of year	2,009,192	$82.04	2,449,070	$20.26	2,394,612	$12.08
Granted	1,448,326	$9.90	1,517,762	$3.07	109,228	$2.00
Exercised	(95,914)	$0.88	(166,993)	$0.67	(395,071)	$1.80
Canceled	(912,534)	$141.88	(1,405,227)	$17.96	(969,043)	$18.73

Outstanding at end of year	2,449,070	$20.26	2,394,612	$12.08	1,139,726	$9.02

Stock options exercisable at year-end	510,864	$11.98	593,091	$17.32	515,810	$12.67

The following table summarizes information about stock options at December 31, 2003:

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
	NUMBER AT	WEIGHTED-AVERAGE	WEIGHTED-AVERAGE	NUMBER AT	WEIGHTED-AVERAGE
RANGE OF	DECEMBER 31,	REMAINING	EXERCISE PRICE	DECEMBER 31,	EXERCISE PRICE
EXERCISE PRICES	2003	CONTRACTUAL LIFE	(PER SHARE)	2003	(PER SHARE)
		(IN YEARS)
Restricted Stock	143,253	5.6	$—	—	$—
$0.24—$1.60	69,424	4.5	1.24	69,424	1.24
$1.61—$4.80	476,315	6.4	3.44	202,668	3.16
$4.81—$8.53	137,473	4.1	7.29	64,073	7.48
$8.54—$34.75	250,037	5.4	9.12	129,146	9.05
$34.76—$75.38	31,900	6.1	65.16	27,850	65.73
$75.39—$92.00	20,250	3.0	81.76	14,175	81.76
$92.01—$235.00	11,074	3.1	139.79	8,474	138.36

	1,139,726	5.6	$9.02	515,810	$12.67

(9) COMMITMENTS AND CONTINGENCIES

(a) LEGAL PROCEEDINGS

EMS is a party to legal proceedings in the normal course of business. Based on evaluation of these matters and discussions with counsel, EMS believes that liabilities arising from these matters will not have a material adverse effect on the consolidated results of its operations or financial position.

(b) LEASES

The Company is obligated under a noncancelable operating lease for office space that expires in 2005. Future minimum lease payments under this lease are approximately as follows: (in thousands)

YEAR ENDING DECEMBER 31,
2003
Gross
Commitments
2004	$760
2005	64

Total minimum lease payments	$824

Rent expense for leases specific to the EMS has been allocated to EMS in the accompanying consolidated statements of operations. Additionally, the EMS portion of shared facilities have been allocated to EMS on the basis of relative headcount. Management of Aether believes this allocation is reasonable. Rent expense under operating leases was approximately $6.2 million, $3.8 million, and $1.3 million for the years ended December 31, 2001, 2002 and 2003, respectively.

(c) LETTERS OF CREDIT

During the normal course of operations, EMS has entered into a letter of credit supporting its credit card processing agreement. As of December 31, 2003, EMS had $450,000 outstanding under this letter of credit, which expires in September 2004.

(10) GEOGRAPHICAL REGIONS

Prior to January 2004, EMS was an operating segment of Aether Systems Inc. EMS derives revenue primarily from the United States and Europe. Information regarding EMS’s revenues and long-lived assets in different geographic regions is as follows:

	TWELVE MONTHS ENDED
	DECEMBER 31,
	2002	2003
Revenue:
U.S	$49,466	$46,547
Aggregate Foreign	7,746	6,557

	$57,212	$53,104

Long-Lived Assets
U.S	$10,748	$1,566
Aggregate Foreign	658	116

	$11,406	$1,682

     (b) Pro Forma Financial Information.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     Effective January 1, 2004, TeleCommunication Systems, Inc. (“TCS”) acquired 100% of the Enterprise Mobility Solutions business unit of Aether Systems, Inc. (“Aether EMS”) in accordance with a Purchase Agreement dated as of December 18, 2003. The aggregate purchase price was approximately $22.4 million, consisting of cash of $18.1 million, 204,020 shares of Class A Common Stock valued at $1.1 million, a $1 million note payable, and estimated direct costs of the acquisition of approximately $2.2 million. The value of the Class A Common Stock issued was determined based on the average closing price of the Company’s Common Stock over the five days preceding the closing of the acquisition, as the number of shares issued in the transaction was not determined until the closing date of the acquisition pursuant to an amendment to the original acquisition agreement.

     The following unaudited pro forma combined condensed financial information gives effect to TCS’ acquisition of Aether EMS as if the transaction had occurred on December 31, 2003 for purposes of the Unaudited Pro Forma Combined Condensed Balance Sheet, and as of January 1, 2003 for purposes of the Unaudited Pro Forma Combined Condensed Statement of Operations. The acquisition will be recorded using the purchase method of accounting. The following unaudited pro forma financial statements are based on the historical statements of TCS and Aether EMS during the periods presented, adjusted to give effect to the acquisition. The total purchase price of Aether EMS has been allocated on a preliminary basis to identifiable assets acquired and liabilities assumed based on valuation procedures performed to date, and TCS expects to have the valuation completed during the first half of 2004. This allocation is subject to change pending a final analysis of the total purchase price paid, including direct costs of the acquisition, and the estimated fair value of the assets acquired and liabilities assumed. However, the Company does not believe the impact of these changes will be material.

     The pro forma adjustments are described in the accompanying notes and are based upon available information and various assumptions that management believes are reasonable. These adjustments give effect to events directly attributable to the transaction and do not reflect any restructuring or integration costs, or any potential cost savings or other synergies that management expects to realize as a result of the transaction. The accompanying unaudited pro forma combined financial information should be read in conjunction with the historical financial statements and the related notes thereto of TCS, included in our Annual Report on Form 10-K, and the historical financial statements and the related notes thereto of Aether EMS, included elsewhere in this Current Report on Form 8-K.

     Substantial cost reductions were made by Aether EMS’ management during 2003. The unaudited pro forma combined financial information is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated on the dates indicated, nor is it necessarily indicative of the future financial position and the results of operations of TCS.

TeleCommunication Systems, Inc.
Unaudited Pro Forma Combined Condensed Balance Sheet
As of December 31, 2003
(amounts in thousands, except share data)

	Historical		Pro Forma			Pro Forma
	TCS	Aether EMS	Adjustments			Combined
Assets
Current assets:
Cash and cash equivalents	$18,785	$1,882	$21,000	(A	)	$23,517
			(18,150)	(B	)
Accounts receivable, net	20,601	7,648	—			28,249
Unbilled receivables, net	8,469	—	—			8,469
Inventory	538	886	—			1,424
Other current assets	1,828	1,471	(102)	(C	)	3,197

Total current assets	50,221	11,887	2,748			64,856
Property and equipment, net	11,449	1,652	(902)	(C	)	12,199
Software development costs, net	518	—	298	(C	)	816
Identifiable purchased intangible assets	—	—	7,048	(C	)	7,048
Goodwill	—	—	12,264	(C	)	12,264
Other assets	3,092	30	561	(A	)	3,450
			(233)	(B	)

Total assets	$65,280	$13,569	$21,784			$100,633

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$8,817	$5,606	$875	(A	)	$17,214
			1,967	(B	)
			(51)	(C	)
Accrued payroll and related liabilities	3,331	1,150	(117)	(C	)	4,364
Deferred revenue	1,683	2,914	254	(C	)	4,851
Current portion of notes payable and capital lease obligations	7,852	—	1,000	(B	)	8,852

Total current liabilities	21,683	9,670	3,928			35,281
Notes payable and capital lease obligations, less current portion, and long-term liabilities	6,746	17	(4)	(C	)	6,759
Convertible subordinated debentures, net of debt discount	—	—	8,303	(A	)	8,303
Stockholders’ equity:
Class A Common Stock	221	—	14	(A	)	237
			2	(B	)
Class B Common Stock	94	—	—			94
Deferred compensation	(1,399)	—	—			(1,399)
Divisional equity	—	52	(52)	(C	)	—
Additional paid-in capital	169,256	—	12,369	(A	)	182,679
			1,054	(B	)
Accumulated other comprehensive income	—	—	—			—
Foreign currency translation adjustment	—	3,830	(3,830)	(C	)	—
Accumulated deficit	(131,321)	—	—			(131,321)

Total stockholders’ equity	36,851	3,882	9,557			50,290

Total liabilities and stockholders’ equity	$65,280	$13,569	$21,784			$100,633

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

TeleCommunication Systems, Inc.

Unaudited Pro Forma Combined Condensed Statement of Operations
Year ended December 31, 2003
(amounts in thousands, except per share data)

	Historical		Pro Forma			Pro Forma
	TCS	Aether EMS	Adjustments			Combined
Revenue
Total revenue	$92,065	$53,104	$—			$145,169
Operating costs and expenses
Total direct costs of revenue	51,181	32,865	9,074	(D	)	84,046
Research and development	16,932	5,592	(1,190)	(D	)	21,334
Sales and marketing	8,917	4,879	—			13,796
General and administrative	11,251	12,143	(7,884)	(D	)	15,510
Corporate allocation	—	7,719	—			7,719
Non-cash stock compensation expense	1,501	631	—			2,132
Depreciation and amortization of property and equipment	6,612	6,283	(451)	(E	)	12,444
Amortization of software development costs	9,035	—	—			9,035
Amortization of goodwill and other intangible assets	531	—	2,315	(F	)	2,846
Impairment of goodwill and other intangible assets	—	629	—			629
Restructuring charge	—	5,785	—			5,785
Loss on disposal of assets	—	272	—			272

Total operating costs and expenses	105,960	76,798	1,864			175,548

Loss from operations	(13,895)	(23,694)	(1,864)			(30,379)
Interest expense	(1,088)	—	(1,987)	(G	)	(3,075)
Interest and other income, net	1,497	98	—			1,595

Loss before income taxes	(13,486)	(23,596)	(3,851)			(31,859)
Income tax provision	—	(75)	—			(75)

Net loss	$(13,486)	$(23,671)	$(3,851)			$(31,934)

Other comprehensive loss:
Foreign currency translation adjustment	—	108	—			108

Comprehensive loss	$(13,486)	$(23,563)	$(3,851)			$(31,826)

Loss per share- basic and diluted	$(0.45)	—	—			$(1.01)

Weighted average shares outstanding- basic and diluted	29,796	—	1,568			31,364

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

TeleCommunication Systems, Inc.

Notes to Unaudited Pro Forma
Combined Condensed Financial Statements
(amounts in thousands, except share data)

1.	Acquisition of Aether EMS and Related Financing

     TeleCommunication Systems, Inc. acquired Aether EMS on January 13, 2004, with an effective date of January 1, 2004. Aether EMS provides wireless data and location-based solutions to approximately 1,200 large enterprise customers and 60,000 wireless data users, uniting messaging, synchronization and web technologies. These solutions include package and vehicle tracking, productivity tools, and the ability to capture digital signatures for proof of delivery to a growing installed base of logistics customers. Aether EMS is a leading reseller of Blackberry devices and provides real-time financial market data to wireless device users under annual subscriber contracts.

     The aggregate purchase price for Aether EMS was approximately $22,406, consisting of cash payments of $18,150, a note payable in the amount of $1,000, bearing interest at a stated rate of 4% per annum, and 204,020 shares of our Class A Common Stock, valued at $1,056, based on the average closing price for the five days immediately preceding the closing of the acquisition. In addition, management expects to incur approximately $2,200 of costs directly related to the acquisition. The total purchase price has been allocated on a preliminary basis based on independent third-party valuation procedures performed to date on the acquired assets and assumed liabilities. The preliminary allocation of the purchase price to the net assets acquired is as follows:

Net assets acquired:
Cash and cash equivalents	$1,882
Trade accounts receivable	7,648
Inventory	886
Prepaid expenses and other current assets	1,369
Property and equipment	750
Customer contracts	4,337
Customer list	2,002
Acquired technology	298
Trademarks	709
Other assets	30
Goodwill	12,264
Accounts payable and accrued expenses	(5,555)
Accrued compensation and benefits	(1,033)
Deferred revenue	(3,168)
Other long-term liabilities	(13)

Total	$22,406

Total estimated consideration:
Cash	$18,150
Note payable	1,000
Common stock	1,056
Acquisition costs	2,200

Total	$22,406

     The customer contracts, customer list, acquired technology, and trademarks represent identifiable purchased intangible assets, which will be amortized over their respective estimated remaining useful lives of 3-5 years, with a weighted-average useful life of 4.1 years. Amortization will be based on an independent third-party analysis of the ratio of the estimated cash flows generated in each period to the estimated total cash flows to be contributed for each asset. Based on that analysis, and assuming that the transaction had occurred on January 1, 2003, pro forma amortization expense related to the identifiable purchased intangible assets is $2,315 for the year ended December 31, 2003.

     To provide the necessary cash to complete the acquisition, on January 13, 2004 TCS raised $21,000 in cash from third-parties through the issuance of (i) convertible subordinated debentures with a face value of $15,000, bearing interest at a stated rate of 3% per annum and due in lump sum on January 13, 2009 in cash or shares of TCS Class A Common Stock (ii) warrants to purchase 341,072 shares of Class A Common Stock at an exercise price of $6.50 per share and expiring in January 2007, and (iii) 1,364,288 shares of Class A Common Stock. We determined that the value of the common stock issued was $7,640 based on the quoted closing price of the Company’s common stock on the issue date of $5.60. The difference between the proceeds from the issuance of these shares and their fair value was recognized as a debt discount. The value of the warrants was estimated to be $1,395, determined using the Black-Scholes option-pricing model and was recorded as a debt discount and additional paid-in capital. The convertible subordinated debentures provide for a contractual conversion price of $5.38 per share, and were estimated to have an issuance date beneficial conversion value of $3,662, which was recorded as a debt discount and additional paid-in capital. The resulting carrying value of the debt at issuance was $8,303, net of $6,697 of original issue discount that will be amortized over its five-year term using the effective interest method.

2.	Pro Forma Adjustments to the Unaudited Pro Forma Combined Condensed Balance Sheet

     The adjustments to the Unaudited Pro Forma Combined Condensed Balance Sheet are as follows:

(A)	To record the cash received and the issuance of Class A Common Stock, warrants, and convertible subordinated debentures to finance the acquisition of Aether EMS, resulting in cash proceeds of $21,000. In connection with the financing, we incurred $1,100 of financing fees, of which approximately $786 ($225 was incurred prior to December 31, 2003) is being recorded as deferred financing fees that will be amortized over the term of the debt and the remaining amount of $314 is being recorded as offering costs associated with the issuance of our equity securities.

(B)	To record the use of cash, issuance of a note payable, and issuance of Class A Common Stock to purchase Aether EMS. We paid Aether Systems, Inc. $18,150 in cash, issued a $1 million note payable, and issued 204,020 shares of Class A Common Stock valued at $1,056 to acquire Aether EMS and expect to incur transaction costs of approximately $2,200, of which $233 was incurred prior to December 31, 2003.

(C)	To record allocation of the purchase price to assets purchased and liabilities assumed in the transaction. The estimated purchase price of $22,406 has been assigned to the tangible and intangible assets acquired and liabilities assumed as disclosed in Note 1 to these Unaudited Pro Forma Combined Condensed Financial Statements.

3.	Pro Forma Adjustments to the Unaudited Pro Forma Combined Condensed Statement of Operations

          The adjustments to the Unaudited Pro Forma Combined Condensed Statement of Operations are as follows:

(D)	To conform the historical classification of Aether EMS’ direct and indirect costs to TCS’ accounting policies for such costs as described in the audited financial statements contained in our Annual Report on Form 10-K. The resulting pro forma adjustment is the reclassification of $1,190 of research and development expenses and $7,884 of general and administrative expenses to direct costs of revenue.

(E)	To recalculate Aether EMS’ historical depreciation expense based on adjusting the acquired property and equipment to its estimated fair value at the time of acquisition. The $451 reduction in depreciation expense is based on the assumption that the acquisition occurred on January 1, 2003, and the resulting adjustment of the assets’ carrying value occurred as of that date. The acquired property and equipment will be depreciated over an estimated remaining average useful life of 2 years.

(F)	To record amortization expense of $2,315 related to the identifiable purchased intangible assets recognized as a result of the acquisition. The intangible assets will be amortized over their respective estimated remaining useful lives of 3-5 years. Amortization will be based on an independent third party analysis of the ratio of the estimated cash flows generated in each period to the estimated total cash flows to be contributed from each asset.

(G)	To recognize interest expense of $1,987 for the convertible subordinated debentures and the note payable issued in the acquisition, including the amortization of the debt discount and deferred financing costs related to the convertible subordinated debentures.

4.	Unaudited Pro Forma Loss Per Common Share

     Unaudited pro forma loss per common share is based on the weighted-average number of shares of TCS common stock outstanding during the period and the shares issued in connection with the acquisition of Aether EMS and the related financing. The total number of shares issued in connection with the acquisition includes 204,020 shares of Class A Common Stock issued as a part of the consideration given in the acquisition and 1,364,288 shares of Class A Common Stock issued in connection with the related financing. The following potentially dilutive equity instruments have not been included in the computation of unaudited pro forma loss per common share because their effect would be antidilutive.

Potential Common Securities:
(in 000s)
Antidilutive options outstanding	4,026
Restricted shares	1,037
Warrants	341
Convertible subordinated debentures	2,890

Total	8,294

     (c) Exhibits.

          The exhibits are listed in the Exhibit Index immediately preceding the exhibits.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELECOMMUNICATION SYSTEMS, INC.

Date: March 29, 2004	By:		/s/ Thomas M. Brandt, Jr.

		Name:	Thomas M. Brandt, Jr.
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
2.1*	Purchase Agreement by and among Aether Systems, Inc. (“Aether”), TSYS Acquisition Corp. (“TSYS”) and TCS dated as of December 18, 2003 (the “Purchase Agreement”).

2.2*	Amendment No. 1 to the Purchase Agreement between TCS, TSYS and Aether dated as of January 13, 2003.

4.1*	Subordinated Convertible Debentures issued pursuant to the Securities Purchase Agreement for each of the investors party to the Securities Purchase Agreement dated January 13, 2004.

4.2*	Warrants to Purchase Common Stock issued pursuant to the Securities Purchase Agreement for each of the investors party to the Securities Purchase Agreement dated January 13, 2004.

4.3*	Promissory Note made by TCS payable to Aether dated as of January 13, 2004.

10.1	Securities Purchase Agreement dated as of December 18, 2003 by and among TCS and the investors listed on the Schedule of Buyers attached thereto (the “Securities Purchase Agreement”). (Incorporated by reference to Exhibit 10 to TCS's Current Report on Form 8-K filed on December 23, 2003)

10.2*	Amendment and Consent Agreement by and among TCS and the investors party to the Securities Purchase Agreement dated as of January 13, 2004.

10.3	Registration Rights Agreement by and among TCS and the investors party to the Securities Purchase Agreement dated as of December 18, 2003. (Incorporated by reference to Exhibit C of Exhibit 10 to TCS’s Current Report on Form 8-K filed on December 23, 2003)

10.4	Voting Agreement by and between TCS and Maurice B. Tosé dated as of December 18, 2003. (Incorporated by reference to Exhibit E of Exhibit 10 to TCS’s Current Report on form 8-K filed on December 23, 2003)

10.5*	Trademark License Agreement by and among Aether, TSYS and TCS dated as of January 13, 2004.

10.6*	Deal License Agreement by and among Aether, TSYS and TCS dated as of January 13, 2004.

Exhibit	Description
10.7*	Aether Business Systems Separation: Cost Sharing Agreement by and among Aether, TSYS and TCS dated as of January 13, 2004.

10.8*	Copyright Assignment by and between Aether and TSYS dated as of January 13, 2004.

10.9*	Patent Assignment by and between Aether and TSYS dated as of January 13, 2004.

10.10*	Trademark Assignment by and between Aether and TSYS dated as of January 13, 2004.

10.11*	Domain Name Assignment by and between Aether and TSYS dated as of January 13, 2004.

10.12*	Registration Rights Agreement by and between TCS and Aether dated as of January 13, 2004.

23.1	Consent of KPMG LLP

23.2	Consent of Ernst & Young LLP

99*	Press release of TCS dated January 13, 2004.

*	Previously filed